Exhibit 10.27
RESTRICTED SHARE UNIT AWARD TERMS
PROLOGIS 2006
LONG-TERM INCENTIVE PLAN
     Effective as of                                         ,                                           (the “Participant”) has been granted a Full Value Award (the “Award”) under the ProLogis 2006 Long-Term Incentive Plan (the “Plan”) in the form of restricted share units. The Award shall be subject to the following terms and conditions (sometimes referred to as the “Award Terms”).
     1. Award. Subject to the Award Terms and the Plan, the Participant is hereby granted            restricted share units (the “Units”). This Award contains the right to payments of dividend equivalents (“Dividend Equivalent Payments”), as described in Section 3. Each vested Unit shall be paid in accordance with Section 4.
     2. Vesting. Subject to the Award Terms, the Plan and any other agreement between ProLogis and the Participant, the Units awarded hereunder shall vest with respect to (a)           % of such Units on                     , and (b)           % of such Units on                      and                     , respectively (each such date being a “Vesting Date”); provided, however, that (x) if the Participant’s Termination Date occurs by reason of death, Disability or Retirement, any unvested Units shall vest immediately on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of the Award Terms, and (y) all Units which are not vested on or before the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect to such Units .
     3. Dividend Equivalent Payments. As of each dividend payment date with respect to Shares, the Participant shall be entitled to a Dividend Equivalent Payment in an amount equal to (a) the dividend paid with respect to a Share, multiplied by (b) the number of Units, if any, that are outstanding on the applicable dividend record date with respect to such dividend payment date. Dividend Equivalent Payments on outstanding Units shall be paid at the same time and in the same form that dividends are paid on Shares; provided, however that any Dividend Equivalent Payment to which the Participant is entitled for any calendar year shall be paid no later than March 15 of the year following the year in which the corresponding dividend record date on the Shares occurs. The Committee may prospectively change the method of crediting dividend equivalents as it determines appropriate from time to time provided that such change does not have an adverse effect on the Participant.
     4. Payment. Subject to the Award Terms, the total number of Units which have been credited to the Participant, which are outstanding and which are vested in accordance with the Award Terms shall be paid to the Participant in whole Shares (with the value of any fractional Share being paid in cash) in accordance with the following:
(a)	Payment with respect to Units shall be made as soon as practicable after the Vesting Date applicable to such Units but in no event later than March

15 of the year following the year in which the Vesting Date occurs or, if the Participant’s Termination Date occurs by reason of Retirement, within 90 days of the Participant’s Termination Date.

(b)	If the Participant has elected to defer payment of any Units in accordance with a deferred compensation program maintained by ProLogis (the “Deferred Compensation Plan”), payment shall be made in accordance with the terms of the Deferred Compensation Plan.
Upon the payment of any vested Units, such Units shall be cancelled.
     5. Withholding. The award of Units and the related right to Dividend Equivalent Payments hereunder and all payments under the Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of the Committee, such withholding obligations on payments of Shares may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, that previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact on ProLogis).
     6. Units and Dividend Equivalent Payments Are Not Shares. The award of Units and the related right to Dividend Equivalent Payments under the Award Terms does not constitute the award of Shares, and nothing in the Award Terms shall be construed to give the Participant any rights as a shareholder of ProLogis prior to payment of Units or Dividend Equivalent Payments (if paid in Shares).
     7. Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
     8. Adjustment of Award. All Units subject to the Award Terms shall be adjusted by the Committee in accordance with subsection 4.3 of the Plan (or a successor provision) to reflect certain corporate transactions which affect the number, type or value of the Units.
     9. Non-Competition Agreement. The Award Terms shall not become effective unless the Participant has executed and delivered a confidentiality, non-solicitation and non-competition agreement with ProLogis in a form approved by ProLogis.
     10. Forfeiture Provisions. In the event that the Committee determines that the Participant has engaged in conduct in violation of any confidentiality, non-solicitation and non-competition agreement entered into between ProLogis or any affiliated entity and the Participant, this Award shall be forfeited.
     11. Recoupment. The Award evidenced by the Award Terms is subject to the recoupment policy set forth in the ProLogis Governance Guidelines.

     12. Change in Control. In the event that, prior to the Vesting Date and prior to the date on which the Award has otherwise expired, (a) the Participant’s employment is terminated by ProLogis or the successor to ProLogis or a Related Company which is the Participant’s employer for reasons other than Cause (including a termination by the Participant that is deemed to be a termination by ProLogis or the successor to ProLogis or a Related Company for reasons other than Cause as described below) within 24 months following a Change in Control or (b) the Plan is terminated by ProLogis or its successor following a Change in Control without provision for the continuation of the Award, all Units , to the extent they have not otherwise expired or been cancelled or forfeited, shall immediately vest and the date of the vesting shall be the “Vesting Date”. Any Units that vest pursuant to this Section 12 shall be paid in accordance with the following:
(i)	Any Units that vest pursuant to subclause (a) above of this Section 12 shall be paid as soon as practicable following the Vesting Date but in no event later than March 15 of the year following the year in which the Vesting Date occurs.

(ii)	Any Units that vest pursuant to subclause (b) above of this Section 12 shall be paid as soon as practicable following the Vesting Date but in no event later than March 15 of the year following the year in which the Vesting Date occurs; provided, however, that if the Units that vest pursuant to subclause (b) above of this Section 12 are subject to section 409A of the Code, payment on account of the vesting shall be permitted only if the termination of the Plan is a permitted payment event under section 409A of the Code and, if the termination of the Plan is not a permitted payment event under section 409A, the Units shall vest in accordance with subclause (b) above of this Section 12 but payment shall be made in accordance with Section 4 as of the date payment would otherwise have been made without regard to the vesting of the Units under this Section 12.
For purposes of this Section 12, in addition to termination for reasons other than Cause as described above in this Section 12, a Participant’s employment shall also be deemed to be terminated by ProLogis or the successor to ProLogis or a Related Company for reasons other than Cause if the Participant terminates employment after (A) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (B) a material reduction in the Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control (collectively, “Termination Events”); provided, however, that the Participant’s termination of employment shall be considered to have terminated in accordance with this sentence only if (I) after a Change in Control and within 60 days after the Participant has knowledge that a Termination Event has occurred, the Participant provides written notice of the Termination Event to ProLogis, (II) within 30 days following receipt of the notice from the Participant, ProLogis fails to cure such circumstances or fails to notify the Participant of ProLogis’s intended method of correction and the timing thereof; and (III) the Participant resigns within 90 days after the expiration of the cure period or the timing specified in ProLogis’s response to the Participant. In any event, if, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to subsection 4.3 of the Plan (or a successor provision), and immediately following the Change in Control the Participant becomes employed by the entity into which ProLogis merged, or the purchaser of substantially all of the assets of ProLogis, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment for purposes of this Section 12 until such time as the Participant terminates employment with the merged entity or purchaser (or successor), as applicable.
      11. Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of ProLogis or any Related Company, nor any right or claim to any benefit under the Plan or the Award Terms, unless such right or claim has specifically accrued under the terms of the Plan and the Award Terms.
      12. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in the Award Terms.
     13. Administration. The authority to administer and interpret the Award Terms shall be vested in the Committee, and the Committee shall have all the powers with respect to the Award Terms as it has with respect to the Plan. Any interpretation of the Award Terms by the Committee and any decision made by it with respect to the Award Terms is final and binding on all persons.
     14. Plan Governs. The Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of ProLogis.
     15. Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the Participant’s Beneficiary) no such amendment or termination may materially adversely affect the rights of the Participant or Beneficiary awarded hereunder. Adjustments pursuant to subsection 4.3 of the Plan (or a successor provision) and amendments to conform to the requirements or provisions of section 409A of the Code shall not be subject to the foregoing limitations.
     16. Special 409A Provisions. Notwithstanding any other provision of the Award Terms to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Participant’s separation from service (within the meaning of section 409A of the Code), if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service. To the extent that any payments or benefits under the Award Terms are subject to section 409A of the

Code and are paid or provided on account of the Participant’s termination of employment, the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder.